Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 684-3731 www.flir.com	Investor Contact: Neil Berkman Associates (310) 277 - 5162 info@BerkmanAssociates.com

FLIR Systems Announces Expectations For First

Quarter 2005 Earnings and Revenue

Company Reiterates Full Year 2005 Guidance

PORTLAND, Ore. – April 11, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) today announced it expects revenue for the quarter ended March 31, 2005 to be approximately $108 million, and net earnings to be in the range of $0.18 to $0.20 per fully diluted share. Backlog at March 31, 2005 is expected to increase, as compared with the backlog at December 31, 2004. The company will announce full first quarter financial results on Wednesday, April 20, 2005.

Full Year Earnings and Revenue Guidance

The Company also reiterated its full year 2005 financial outlook. Management currently expects revenue for the full year 2005 to be in the range of $545 to $560 million, and net earnings per fully diluted share to be in the range of $1.12 to $1.18 per fully diluted share.

Commenting on the first quarter results and the outlook for the remainder of the year, Earl Lewis, Chairman, President and Chief Executive Officer of FLIR, stated that “first quarter revenue reflected a slowdown in our Imaging business as compared to the first quarter of 2004. Despite this slow start to the year, however, our outlook for 2005 remains positive and our expectations for revenue and earnings per share for the year remain unchanged.”

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The Forward Looking Infrared Company

FLIR Systems, Inc.  •  16505 SW 72nd Avenue  •  Portland, OR 97224  •  USA

Telephone: +1(800) 322 3731  •  www.flir.com

FLIR Systems Announces Preliminary 2005 Outlook

April 11, 2005

Page Two

Forward-Looking Statements

The statements in this release by Earl R. Lewis and the statements regarding the Company’s expectations as to revenue and earnings for the quarter ended March 31, 2005 and for the year ending December 31, 2005 above are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, the timely receipt of export licenses for international shipments, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of Thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

The Forward Looking Infrared Company

FLIR Systems, Inc.  •  16505 SW 72nd Avenue  •  Portland, OR 97224  •  USA

Telephone: +1(800) 322 3731  •  www.flir.com